UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2015 (June 1, 2015)

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Water Street

New York, NY 10038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 770-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On June 1, 2015, American International Group, Inc. (“AIG”) entered into a share repurchase agreement (the “Share Repurchase Agreement”) with AerCap Holdings N.V. (“AerCap”), AerCap Global Aviation Trust (the “Issuer”), the guarantors named therein and AIG Capital Corporation providing for the purchase by AerCap of 15,698,588 ordinary shares of AerCap, par value EUR 0.01 per share (the “ordinary shares”), from AIG for $750 million (the “Share Repurchase”). The Share Repurchase Agreement provides that the consideration for the Share Repurchase to be paid by AerCap will consist of the issuance of the Notes (as defined below) to AIG and the payment to AIG of $250 million in cash.

Pursuant to the Share Repurchase Agreement, the Issuer will issue to AIG $500 million in aggregate principal amount of 6.50% fixed-to-floating rate junior subordinated notes due 2045 (the “Notes”). The Notes will accrue interest at a fixed interest rate of 6.50% per annum until but excluding June 15, 2025, payable semi-annually. The Notes will accrue interest from and including June 15, 2025, until but excluding the maturity date or earliest redemption date, at a floating rate based on the three-month LIBOR rate plus 4.30%, reset quarterly, payable quarterly. The Issuer will have certain rights to defer interest payments on the Notes for one or more interest periods for up to five consecutive years per deferral period. The Notes will be guaranteed by AerCap and certain of its subsidiaries (the “Guarantors”). The closing of the Share Repurchase is contingent on the satisfaction of all conditions precedent to the closing of the Public Offering (as defined below) and the satisfaction of certain other customary conditions. The closing of the Share Repurchase is expected to occur immediately prior to the closing of the Public Offering.

Under the terms of the Share Repurchase Agreement, in connection with the Share Repurchase and the Public Offering, AIG and AerCap have agreed to waive and amend certain provisions under the shareholders’ agreement, dated May 14, 2014 (the “Shareholders’ Agreement”), by and among AerCap, AIG Capital Corporation and AIG, and the registration rights agreement, dated May 14, 2014, by and between AerCap and AIG, including certain transfer restrictions relating to lock-up periods and limitations on offering size, to permit the Share Repurchase and the Public Offering. In addition, the Share Repurchase Agreement provides that, upon the issuance of the Notes, the amount available under the $1,000,000,000 Five-Year Revolving Credit Agreement, dated as of December 16, 2013, by and among AerCap, AerCap Ireland Capital Limited, the subsidiary guarantors listed therein and AIG as lender and as administrative agent, will be reduced by $500 million.

Simultaneously with the closing of the Share Repurchase, the Issuer, AIG and the Guarantors will enter into a registration rights agreement (the “Registration Rights Agreement”). Under the Registration Rights Agreement, AIG will have demand rights providing for the sale or distribution of the Notes in offerings registered with the Securities and Exchange Commission beginning 90 days after the closing of the Share Repurchase.

On June 3, 2015, AIG entered into an underwriting agreement with AerCap and the underwriters specified therein, pursuant to which AIG agreed to sell 71,184,686 ordinary shares of AerCap for cash proceeds of approximately $3.4 billion, before expenses, through an underwritten public offering (the “Public Offering”) upon the terms and conditions set forth in the prospectus supplement related to the ordinary shares filed by AerCap with the Securities and Exchange Commission. In connection with the underwriting agreement, AIG also granted the underwriters a 30-day option to acquire an additional 10,677,702 ordinary shares of AerCap. The closing of the Public Offering is expected to occur immediately following the closing of the Share Repurchase, subject to the satisfaction or waiver of all conditions to the closing. The closing of the Public Offering is not contingent on the closing of the Share Repurchase.

Upon completion of the Share Repurchase and the Public Offering, AIG will hold approximately 5.4% of the outstanding ordinary shares of AerCap assuming no exercise of the underwriters’ option, and AIG would no longer own any AerCap ordinary shares assuming the underwriters’ option is exercised in full.

In connection with the Share Repurchase and the Public Offering, AIG expects to recognize a net loss of approximately $380 million assuming no exercise of the underwriters’ option or approximately $425 million assuming the underwriters’ option is exercised in full, in each case net of earnings attributable to the sold shares for the period from April 1, 2015 through June 3, 2015.

The description of the Share Repurchase Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Share Repurchase Agreement, which is attached to this Current Report on Form 8-K as Exhibit 1.1, and incorporated in its entirety into this Item 1.01 by reference.

Section 8 — Other Events

Item 8.01.	Other Events.

On June 3, 2015, AIG issued a press release announcing the Share Repurchase and the pricing of the Public Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Share Repurchase Agreement, dated as of June 1, 2015, by and among AerCap Holdings N.V., AerCap Global Aviation Trust, the Guarantors named therein, American International Group, Inc. and AIG Capital Corporation.

99.1	Press release of American International Group, Inc., dated as of June 3, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC.
(Registrant)

Date: June 4, 2015	By:	/s/ James J. Killerlane III
	Name:	James J. Killerlane III
	Title:	Associate General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.1	Share Repurchase Agreement, dated as of June 1, 2015, by and among AerCap Holdings N.V., AerCap Global Aviation Trust, the Guarantors named therein, American International Group, Inc. and AIG Capital Corporation.

99.1	Press release of American International Group, Inc., dated as of June 3, 2015.